Exhibit 99.1

2015 Results Announced for EQT Midstream Partners and EQT GP Holdings

PITTSBURGH--(BUSINESS WIRE)--February 4, 2016--EQT Midstream Partners, LP (NYSE: EQM) today announced full-year and fourth quarter 2015 financial and operating results. For the year, EQT Midstream Partners, LP (EQM) net income totaled $393.5 million, while adjusted EBITDA was $449.0 million and distributable cash flow was $406.5 million. For the fourth quarter, EQM net income totaled $112.7 million, while adjusted EBITDA was $128.6 million and distributable cash flow was $111.9 million. Adjusted operating income for the fourth quarter was $117.0 million, or 24% higher than the same quarter last year. The non-GAAP financial measures are reconciled in the Non-GAAP Disclosures section of this news release.

EQT GP Holdings, LP (NYSE: EQGP) today announced net income attributable to EQT GP Holdings, LP (EQGP) of $145.9 million for the full-year 2015 and $45.2 million for the fourth quarter.

2015 EQM Highlights:

  Achieved 23% year-over-year per unit distribution growth
  Maintained a 1.67x coverage ratio for the year
  Generated 82% of revenue from firm reservation fees
  Completed Northern West Virginia Marcellus Gathering System acquisition
  Placed in-service 300 MMcf per day of firm gathering capacity
  Received approval to commence construction of the Ohio Valley Connector
  Added new demand-focused partners and shippers to the Mountain Valley Pipeline

In December 2013, EQM entered into a capital lease with EQT Corporation (EQT) for its Allegheny Valley Connector facilities (AVC), which includes a 200-mile pipeline regulated by the Federal Energy Regulatory Commission (FERC). EQM operates the AVC and the related revenue and expenses are included in the financial statements; however, the monthly lease payment to EQT offsets the impact on distributable cash flow. As a result, fourth quarter 2015 operating results are discussed on an adjusted basis, excluding the AVC. Payments due under the lease totaled $6.7 million for the fourth quarter and $22.1 million for the full-year. The revenue and expenses associated with the AVC are found in the reconciliation table in the Non-GAAP Disclosures section of this news release.

EQM fourth quarter adjusted operating revenue increased $27.1 million, or 21%, compared to the same quarter last year, primarily due to an increase in both contracted firm gathering capacity and gathered volumes. Adjusted operating expenses were up $4.4 million versus the fourth quarter of 2014, consistent with the growth of the business.

QUARTERLY DISTRIBUTION

EQM

For the fourth quarter of 2015, EQM will pay a quarterly cash distribution of $0.71 per unit. The distribution will be paid on February 12, 2016 to EQM unitholders of record at the close of business on February 1, 2016. The quarterly cash distribution is $0.035 per unit, or 5% higher than the third quarter of 2015 and $0.13 per unit, or 22% higher than the fourth quarter of 2014.

EQGP

For the fourth quarter of 2015, EQGP will pay a quarterly cash distribution of $0.122 per unit. The distribution represents a 17% increase to the third quarter of 2015. The distribution will be paid on February 22, 2016 to EQGP unitholders of record at the close of business on February 1, 2016. For the quarter, EQGP expects to receive $33.0 million of cash distributions from EQM and will distribute $32.5 million. The expected fourth quarter 2015 cash distributions from EQM are 80% higher than the comparable distributions EQT received from EQM in the fourth quarter of 2014, which was prior to the EQGP initial public offering.

GUIDANCE

EQM forecasts first quarter 2016 adjusted EBITDA of $132 – $137 million and reiterates its full-year 2016 adjusted EBITDA forecast of $530 – $550 million, and distributable cash flow of $460 – $480 million. EQM forecasts a per unit distribution of $3.19 for 2016, which is 21% higher than the 2015 per unit distribution of $2.635. EQGP forecasts a per unit distribution of $0.62 for 2016, which is 55% higher than the pro-forma full-year 2015 per unit distribution of $0.40.

EQM lowered its 2016 forecast of growth capital expenditures, including capital contributions to Mountain Valley Pipeline, LLC by $25 million to approximately $695 – $725 million. The update reflects the reduction in EQM’s ownership interest in Mountain Valley Pipeline, LLC (MVP JV), which is discussed in the Project Updates section of this news release.

The financial and distribution guidance does not include financial impacts of potential acquisitions.

EQM CAPITAL EXPENDITURES

Expansion

Total expansion capital expenditures, including capital contributions to MVP JV, totaled $86 million in the fourth quarter 2015 and $420 million for the year.

During the fourth quarter, EQM continued its gathering infrastructure expansion with approximately $47 million in investments related to gathering pipeline and compression projects for EQT and third-party producers. A majority of the investment was related to the Jupiter Gathering System (Jupiter), the Northern West Virginia Marcellus Gathering System (NWV Gathering), and the trunk-line project for Range Resources. During the quarter, EQM installed a new compressor station in NWV Gathering, which increased the firm capacity to 560 MMcf per day. For the year, EQM invested approximately $200 million in gathering infrastructure and added a total of 300 MMcf per day of firm capacity, including 200 MMcf per day in Jupiter and 100 MMcf per day in NWV Gathering.

EQM invested approximately $32 million in the Ohio Valley Connector (OVC) project during the fourth quarter and $101 million during the year. The 2015 capital was primarily related to pipe, compression, rights-of-way, and environmental assessments.

Additional investment in other transmission expansion projects totaled $8 million during the quarter and $44 million for the year. During 2015, EQM added 100 MMcf per day of firm capacity to the Equitrans Transmission System.

EQM made capital contributions of $75 million to MVP JV in 2015.

Ongoing Maintenance

Ongoing maintenance capital expenditures are cash expenditures made to maintain, over the long-term, EQM operating capacity or operating income. EQM ongoing maintenance capital expenditures, net of expected reimbursements, totaled $11.3 million in the fourth quarter 2015 and $20.1 million for the full-year 2015.

Project Updates

Ohio Valley Connector

On December 30, 2015, EQM received the FERC certificate authorizing the construction of the 37-mile OVC pipeline. The pipeline will provide access to Mid-West and Gulf Coast markets through planned pipeline interconnects in Clarington, Ohio. Construction is underway and the pipeline, which will provide approximately 1.0 Bcf per day of transmission capacity, is expected to be placed in-service by year-end 2016. EQM has entered into a 20-year transportation service agreement with an affiliate of EQT Corporation for a total of 650 MMcf per day of firm transmission capacity on the OVC.

Mountain Valley Pipeline

On October 23, 2015, MVP JV filed the formal application requesting FERC authorization to construct the 301-mile Mountain Valley Pipeline (MVP). The interstate pipeline will extend from EQM’s transmission and storage system in Wetzel County, West Virginia to TransCo Station 165 in Pittsylvania County, Virginia and is expected to be fully in-service during the fourth quarter of 2018. The pipeline will connect the growing natural gas demand markets in the Mid-Atlantic, Southeast, and Northeast regions with reliable, low-cost Marcellus and Utica supply.

On January 22, 2016, MVP JV announced that Consolidated Edison, Inc. (Con Edison), through its subsidiaries, has contracted for 250 MMcf per day of firm capacity on the MVP and has acquired a 12.5% ownership interest in MVP JV. In addition to its MVP capacity commitment, Con Edison has also agreed to 250 MMcf per day of firm transmission capacity on EQM’s Equitrans Transmission System.

EQM will be the operator of the proposed pipeline and holds a 45.5% ownership interest in MVP JV. The pipeline is estimated to cost $3.0 - $3.5 billion, with EQM funding its proportionate share, which is approximately $1.5 billion. In addition to EQM and Con Edison, the other MVP JV owners are affiliates of NextEra Energy, Inc. at 31% ownership; WGL Holdings, Inc. at 7%; Vega Energy Partners, Ltd. at 3%; and RGC Resources, Inc. at 1% ownership.

NON-GAAP DISCLOSURES

EQM Adjusted EBITDA and Distributable Cash Flow

As used in this news release, EQM adjusted EBITDA means EQM’s net income plus interest expense, depreciation and amortization expense, income tax expense (if applicable), and non-cash long-term compensation expense less equity income, other income, capital lease payments and NWV Gathering adjusted EBITDA prior to acquisition. As used in this news release, distributable cash flow means EQM adjusted EBITDA less interest expense, excluding capital lease interest and ongoing maintenance capital expenditures, net of expected reimbursements. Distributable cash flow should not be viewed as indicative of the actual amount of cash that EQM has available for distributions from operating surplus or that EQM plans to distribute. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of EQM’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

  EQM’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;
  the ability of EQM’s assets to generate sufficient cash flow to make distributions to EQM unitholders;
  EQM’s ability to incur and service debt and fund capital expenditures; and
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

EQM believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing EQM’s financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other companies in its industry, EQM’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measure. The table below reconciles adjusted EBITDA and distributable cash flow with net income and net cash provided by operating activities as derived from the statements of consolidated operations and cash flows to be included in EQM’s annual report on Form 10-K for the year ended December 31, 2015.

Reconciliation of EQM Adjusted EBITDA and Distributable Cash Flow

	Three Months Ended	Twelve Months Ended
	December 31, 2015	December 31, 2015
	(in thousands)
Operating revenues:
Transmission and storage	$79,488	$296,895
Gathering	86,433	317,239
Total operating revenues	165,921	614,134
Operating expenses:
Operating and maintenance	18,094	68,261
Selling, general and administrative	12,840	56,425
Depreciation and amortization	14,238	51,640
Total operating expenses	45,172	176,326
Operating income	120,749	437,808
Equity income	1,220	2,367
Other income	2,040	5,639
Interest expense	11,300	45,661
Income tax expense	–	6,703
Net income	$112,709	$393,450
Add:
Interest expense	11,300	45,661
Depreciation and amortization expense	14,238	51,640
Income tax expense	–	6,703
Non-cash long-term compensation expense	334	1,467
Less:
Equity income	(1,220)	(2,367)
Other income	(2,040)	(5,639)
Capital lease payments	(6,710)	(22,059)
Adjusted EBITDA attributable to NWV Gathering prior to acquisition(1)	–	(19,841)
Adjusted EBITDA	$128,611	$449,015
Less:
Interest expense, excluding capital lease interest	(5,465)	(22,436)
Ongoing maintenance capital expenditures, net of reimbursements	(11,272)	(20,099)
Distributable cash flow	$111,874	$406,480
Distributions declared(2):
Limited Partner	$55,039	$191,936
General Partner	17,536	51,721
Total	$72,575	$243,657
Coverage ratio	1.54x	1.67x

	Three Months Ended	Twelve Months Ended
	December 31, 2015	December 31, 2015
	(in thousands)
Net cash provided by operating activities	$143,613	$463,476
Adjustments:
Interest expense	11,300	45,661
Current tax expense	–	3,705
Capital lease payments	(6,710)	(22,059)
Adjusted EBITDA attributable to NWV Gathering prior to acquisition (1)	–	(19,841)
Other, including changes in working capital	(19,592)	(21,927)
Adjusted EBITDA	$128,611	$449,015

(1)	Adjusted EBITDA attributable to NWV Gathering prior to acquisition was excluded from EQM’s adjusted EBITDA calculation as these amounts were generated by NWV Gathering prior to EQM’s acquisition; therefore, they were not amounts that could have been distributed to EQM’s unitholders. Adjusted EBITDA attributable to NWV Gathering for the year ended December 31, 2015 was calculated as net income of $11.1 million plus depreciation and amortization expense of $2.0 million plus income tax expense of $6.7 million.
(2)	Reflects cash distributions declared of $0.71 per limited partner unit for the fourth quarter and $2.635 for the full-year 2015.

EQM Adjusted Operating Revenues, Adjusted Operating Expenses, Adjusted Operating Income and Adjusted Income Before Income Taxes

EQM adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes, all of which exclude the impact of the AVC, are non-GAAP supplemental financial measures that are presented because they are important measures used by management to evaluate EQM’s performance. The AVC did not have a net positive or negative impact on EQM’s distributable cash flow. Adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes should not be considered as alternatives to operating revenues, operating expenses, operating income or income before income taxes, or any other measure of financial performance presented in accordance with GAAP. The table below reconciles adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes with operating revenues, operating expenses, operating income and income before income taxes as derived from the statements of consolidated operations to be included in EQM’s annual report on Form 10-K for the year ended December 31, 2015.

	Three Months Ended December, 2015
			Adjusted
	Reported	Adjustment to	Results
(in thousands)	Results	exclude AVC	(excludes AVC)
Operating revenues:
Operating revenues – affiliate	$121,686	$–	$121,686
Operating revenues – third party	44,235	(9,557)	34,678
Total operating revenues	165,921	(9,557)	156,364

Operating expenses:
Operating and maintenance	18,094	(1,488)	16,606
Selling, general and administrative	12,840	(1,359)	11,481
Depreciation and amortization	14,238	(2,952)	11,286
Total operating expenses	45,172	(5,799)	39,373
Operating income	120,749	(3,758)	116,991
Equity income	1,220	–	1,220
Other income	2,040	–	2,040
Interest expense	11,300	(5,835)	5,465
Income before income taxes	$112,709	$2,077	$114,786

	Three Months Ended December 31, 2014(1)
			Adjusted
	Reported	Adjustment to	Results
(in thousands)	Results	exclude AVC	(excludes AVC)
Operating revenues:
Operating revenues – affiliate	$94,588	$–	$94,588
Operating revenues – third party	43,802	(9,107)	34,695
Total operating revenues	138,390	(9,107)	129,283

Operating expenses:
Operating and maintenance	15,074	(1,665)	13,409
Selling, general and administrative	10,411	(400)	10,011
Depreciation and amortization	13,076	(1,489)	11,587
Total operating expenses	38,561	(3,554)	35,007
Operating income	99,829	(5,553)	94,276
Other income	715	–	715
Interest expense	9,912	(4,874)	5,038
Income before income taxes	$90,632	$(679)	$89,953

(1) Q4 2014 has been recast to include the historical results of NWV Gathering.

Q4 and Full-year 2015 Webcast Information

EQM and EQGP will host a joint live webcast with security analysts today at 11:30 a.m. ET. Topics include fourth quarter and full-year 2015 financial results, operating results, and other matters. The webcast is available at www.eqtmidstreampartners.com, with a replay available for seven days following the call.

EQT, which owns EQGP’s general partner and holds a 90% limited partner interest in EQGP, will also host a webcast with security analysts today at 10:30 a.m. ET. EQM and EQGP unitholders are encouraged to listen-in, as the discussion may include topics relevant to EQM and EQGP, such as EQT's financial and operational results, potential asset dropdown transactions, and specific reference to EQM and EQGP fourth quarter and full-year 2015 results. The webcast can be accessed via www.eqt.com, with a replay available for seven days following the call.

About EQT Midstream Partners:

EQT Midstream Partners, LP is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire, and develop midstream assets in the Appalachian Basin. The Partnership provides midstream services to EQT Corporation and third-party companies through its strategically located transmission, storage, and gathering systems that service the Marcellus and Utica regions. The Partnership owns 700 miles and operates an additional 200 miles of FERC-regulated interstate pipelines; and also owns more than 1,600 miles of high- and low-pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com.

About EQT GP Holdings:

EQT GP Holdings, LP is a limited partnership that owns a 27.6% limited partner interest and 1.8% general partner interest, including 100% of the incentive distribution rights, in EQT Midstream Partners, LP. EQT Corporation owns a 90.1% limited partner interest in EQT GP Holdings, LP.

Visit EQT GP Holdings, LP at www.eqtmidstreampartners.com.

EQM and EQGP management speak to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via the EQM and EQGP website at www.eqtmidstreampartners.com.

Cautionary Statements

EQM is unable to provide a reconciliation of its projected adjusted EBITDA and projected distributable cash flow to projected net income or projected net cash provided by operating activities, the most comparable financial measures calculated in accordance with generally accepted accounting principles (GAAP), because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Disclosures in this news release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQGP and its subsidiaries, including EQM, including guidance regarding EQM’s transmission and storage and gathering revenue and volume growth; revenue projections; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to transmission and gathering projects); the timing, cost, capacity and expected interconnects with facilities and pipelines of the Ohio Valley Connector and the Mountain Valley Pipeline (MVP); the ultimate terms, partners and structure of the MVP joint venture; natural gas production growth in EQM’s operating areas for EQT and third parties; asset acquisitions, including EQM’s ability to complete any asset purchases from EQT or third parties and anticipated synergies and accretion associated with any acquisition; internal rate of return (IRR); compound annual growth rate (CAGR); capital commitments, projected capital and operating expenditures, including the amount and timing of capital expenditures reimbursable by EQT, capital budget and sources of funds for capital expenditures; liquidity and financing requirements, including funding sources and availability; distribution amounts, rates and growth; projected adjusted EBITDA and projected distributable cash flow, including the effect of the AVC lease on distributable cash flows; future AVC lease payments; the timing and amount of future issuances of EQM common units under EQM’s $750 million at the market equity distribution program; the use of proceeds from EQM capital market transactions; changes in EQM’s credit ratings; the effects of government regulation and litigation; and tax position. These forward looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. EQM and EQGP have based these forward-looking statements on current expectations and assumptions about future events. While EQM and EQGP consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the partnerships’ control. The risks and uncertainties that may affect the operations, performance and results of EQM’s and EQGP’s business and forward-looking statements include, but are not limited to, those set forth under (i) Item 1A, “Risk Factors” of EQM’s Form 10-K for the year ended December 31, 2014 as filed with the SEC and Item 1A, “Risk Factors” of EQM’s Form 10-K for the year ended December 31, 2015 to be filed with the SEC, and (ii) Part II, Item 1A, “Risk Factors” of EQGP’s Form 10-Q for the quarter ended June 30, 2015 as filed with the SEC and Item 1A, “Risk Factors” of EQGP’s Form 10-K for the year ended December 31, 2015 to be filed with the SEC, in each case as may be updated by any subsequent Form 10-Qs. Any forward-looking statement speaks only as of the date on which such statement is made, and neither EQM nor EQGP intends to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this news release regarding EQT Corporation and its subsidiaries, other than EQM and EQGP, is derived from publicly available information published by EQT.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of EQM’s and EQGP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of EQM’s and EQGP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not EQM or EQGP, as applicable, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

EQT Midstream Partners, LP
Statements of Consolidated Operations (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per unit amounts)	2015	2014(1)	2015(1)	2014(1)
Operating revenues(2)	$165,921	$138,390	$614,134	$476,547

Operating expenses:
Operating and maintenance	18,094	15,074	68,261	55,276
Selling, general and administrative	12,840	10,411	56,425	48,505
Depreciation and amortization	14,238	13,076	51,640	46,054
Total operating expenses	45,172	38,561	176,326	149,835
Operating income	120,749	99,829	437,808	326,712
Equity income	1,220	–	2,367	–
Other income	2,040	715	5,639	2,349
Interest expense	11,300	9,912	45,661	30,856
Income before income taxes	112,709	90,632	400,153	298,205
Income tax expense	–	5,799	6,703	31,705
Net income	$112,709	$84,833	$393,450	$266,500

Calculation of limited partner interest in net income:
Net income	$112,709	$84,833	$393,450	$266,500
Less:
Pre-acquisition net income allocated to parent	–	(10,277)	(11,106)	(53,878)
General partner interest in net income	(18,297)	(6,551)	(54,447)	(15,705)
Limited partner interest in net income	$94,412	$68,005	$327,897	$196,917

Net income per limited partner unit - basic	$1.27	$1.12	$4.71	$3.53
Net income per limited partner unit - diluted	$1.26	$1.12	$4.70	$3.52

Weighted average limited partner units outstanding – basic	74,626	60,699	69,612	55,745
Weighted average limited partner units outstanding – diluted	74,788	60,877	69,773	55,883

(1)	The twelve months ended December 31, 2015 and the three months ended December 31, 2014 have been recast to include historical results of NWV Gathering. The twelve months ended December 31, 2014 have been recast to include historical results of NWV Gathering and Jupiter.
(2)	Operating revenues included affiliate revenues of $121.7 million and $94.6 million for the three months ended December 31, 2015 and 2014, respectively. Operating revenues included affiliate revenues of $447.6 million and $328.5 million for the twelve months ended December 31, 2015 and 2014, respectively.

EQT Midstream Partners, LP
Operating Revenues

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands)	2015	2014(1)	2015(1)	2014(1)
Transmission and Storage
Firm reservation fee revenues	$65,139	$63,214	$ 247,231	$202,112
Volumetric based fee revenues:
Usage fees under firm contracts(2)	12,429	7,845	42,646	41,828
Usage fees under interruptible contracts	1,920	2,883	7,018	10,880
Total volumetric based fee revenues	14,349	10,728	49,664	52,708
Total transmission and storage revenues	$79,488	$73,942	$ 296,895	$254,820
Gathering
Firm reservation fee revenues	$73,777	$16,370	$ 256,217	$37,449
Volumetric based fee revenues:
Usage fees under firm contracts(2)	7,845	17,162	33,021	44,594
Usage fees under interruptible contracts	4,811	30,916	28,001	139,684
Total volumetric based fee revenues	12,656	48,078	61,022	184,278
Total gathering revenues	$86,433	$64,448	$ 317,239	$221,727

(1)	The twelve months ended December 31, 2015 and the three months ended December 31, 2014 have been recast to include historical results of NWV Gathering. The twelve months ended December 31, 2014 have been recast to include historical results of NWV Gathering and Jupiter.
(2)	Includes commodity charges and fees on volumes in excess of firm contracted capacity.

EQT Midstream Partners, LP
Operating Results

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014(1)	2015(1)	2014(1)
OPERATING DATA (in BBtu per day):
Transmission pipeline throughput (excluding AVC)
Firm capacity reservation	1,596	1,646	1,706	1,255
Volumetric based services(2)	384	238	280	371
Total transmission pipeline throughput (excluding AVC)	1,980	1,884	1,986	1,626

Average contracted firm transmission reservation commitments (excluding AVC)	2,453	2,341	2,363	1,796

AVC transmission pipeline throughput	137	189	136	168

Gathered volumes
Firm reservation	1,281	300	1,115	180
Volumetric based services(2)	340	1,061	391	973
Total gathered volumes	1,621	1,361	1,506	1,153

CAPITAL EXPENDITURES (in thousands):
Expansion capital expenditures(3)	$86,976	$112,445	$344,908	$329,206
Maintenance capital expenditures:
Ongoing maintenance(4)	11,356	5,120	27,928	16,493
Funded regulatory compliance	928	1,654	3,379	7,603
Total maintenance capital expenditures	12,284	6,774	31,307	24,096
Total capital expenditures	$99,260	$119,219	$376,215	$353,302

(1)	The twelve months ended December 31, 2015 and the three months ended December 31, 2014 have been recast to include historical results of NWV Gathering. The twelve months ended December 31, 2014 have been recast to include historical results of NWV Gathering and Jupiter.
(2)	Includes volumes transported or gathered under interruptible contracts and volumes in excess of firm contracted capacity.
(3)	Does not include capital contributions made to MVP.
(4)	Approximately $7.5 million of the 2015 ongoing maintenance capital expenditures are expected to be reimbursed by EQT.

EQT GP Holdings, LP
Statements of Consolidated Operations (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per unit amounts)	2015	2014(1)	2015(1)	2014(1)
Operating revenues(2)	$165,921	$138,390	$614,134	$476,547

Operating expenses:
Operating and maintenance	18,094	15,074	68,261	55,276
Selling, general and administrative	13,524	10,411	58,481	48,505
Depreciation and amortization	14,238	13,076	51,640	46,054
Total operating expenses	45,856	38,561	178,382	149,835
Operating income	120,065	99,829	435,752	326,712
Equity income	1,220	–	2,367	–
Other income	2,040	715	5,639	2,349
Interest expense	11,301	9,912	45,664	30,856
Income before income taxes	112,024	90,632	398,094	298,205
Income tax expense	–	23,165	25,770	70,619
Net income	$112,024	$67,467	$372,324	$227,586
Net income attributable to noncontrolling interests	66,823	44,201	226,397	124,025
Net income attributable to EQT GP Holdings, LP	$45,201	$23,266	$145,927	$103,561

Calculation of limited partners' interest in net income:
Net income attributable to EQT GP Holdings, LP	$45,201	N/A	$145,927	N/A
Less: results attributable to the pre-IPO period	–	N/A	(42,238)	N/A
Limited partners' interest in net income	$45,201		$103,689

Net income per limited partner unit – basic and diluted	$0.17	N/A	$0.39	N/A

Weighted average limited partner units outstanding – basic and diluted	266,168	N/A	266,168	N/A

(1)	The twelve months ended December 31, 2015 and the three and twelve months ended December 31, 2014 have been recast to include historical results of NWV Gathering.
(2)	Operating revenues included affiliate revenues of $121.7 million and $94.6 million for the three months ended December 31, 2015 and 2014, respectively. Operating revenues included affiliate revenues of $447.6 million and $328.5 million for the twelve months ended December 31, 2015 and 2014, respectively.

CONTACT:
EQT Midstream Partners and EQT GP Holdings
Analyst inquiries:
Nate Tetlow – Investor Relations Director
412-553-5834
ntetlow@eqtmidstreampartners.com
or
Patrick Kane – Chief Investor Relations Officer
412-553-7833
pkane@eqtmidstreampartners.com
or
Media inquiries:
Natalie Cox – Corporate Director, Communications
412-395-3941
ncox@eqtmidstreampartners.com